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EXHIBIT 3.7

RESTATED ARTICLES
OF INCORPORATION
OF
ARG PROPERTY MANAGEMENT CORPORATION

    ARG Property Management Corporation, a corporation organized and existing under the laws of the State of California (the "Corporation"), DOES HEREBY CERTIFY:

    1.  The name of the Corporation as originally incorporated under the laws of the State of California is Design Services Incorporated. The date of the filing of the original Articles of Incorporation with the Secretary of State of the State of California was December 23, 1969.

    2.  The Restated Articles of Incorporation were duly authorized and adopted by the Board of Directors of the Corporation and duly approved and unanimously adopted by the shareholders of the Corporation in accordance with Sections 902, 905 and 910 of the General Corporation Law of the State of California.

    3.  The text of the Articles of Incorporation, as heretofore amended or supplemented, is further amended and restated to read as hereinafter set forth:

    FIRST: The name of this corporation is ARG Property Management Corporation.

    SECOND: The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

    THIRD: The total number of shares which this corporation is authorized to issue is two thousand five hundred (2,500) shares of common stock, par value $10 per share.

    FOURTH: This corporation elects to be governed by all the provisions of the General Corporation Law effective January 1, 1977 not otherwise applicable to it under Chapter 23 thereof.

    FIFTH: The liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

    SIXTH: The corporation is authorized to provide indemnification of agents (as defined in Section 317 of the Corporations Code), whether by bylaw or agreement, or both, in excess of that expressly permitted by Section 317 of the Corporations Code for those agents, for breach of duty to the corporation and its stockholders; provided, however, that no such bylaw or agreement may provide for indemnification of any such agent for any acts or omissions or transactions from which a director may not be relieved of liability as set forth in the exception to paragraph (10) of Corporations Code Section 204, subdivision (a), or as to circumstances in which indemnity is expressly prohibited by Section 317 of the Corporations Code.

    IN WITNESS WHEREOF, the undersigned have signed these Restated Articles of Incorporation this 4th day of March, 1988.

/s/ RALPH S. ROBERTS Ralph S. Roberts President
/s/ PATRICK J. KELVIE Patrick J. Kelvie Assistant Secretary

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  EXHIBIT 3.7
RESTATED ARTICLES OF INCORPORATION OF ARG PROPERTY MANAGEMENT CORPORATION